Exhibit 99.1

SunGard Announces Intention to Acquire GL TRADE for €41.70 per Share

Geneva, Switzerland & Paris, France - Aug 01, 2008 - SunGard (http://www.sungard.com) and GL TRADE today announced SunGard’s intention to acquire a majority stake in GL TRADE, a global financial software solutions company serving more than 1,600 customers.

SunGard has made a binding offer and entered into final discussions with GL TRADE’s main shareholders Euronext Paris S.A., Gagnières, and Messrs. Pierre Gatignol, Louis-Christophe Laurent and Frédéric Morin (together the “Main Shareholders”) to acquire a block of shares representing, directly and indirectly, 64.51% of GL TRADE’s share capital at a price of €41.70 per GL TRADE share. The price offered implies an equity value of €400.7 million for 100% of GL TRADE’s share capital (excluding the effect of stock options), and represents premiums of 53% and 24% to GL TRADE’s closing stock price on May 5, 2008 (last closing prior to rumors of a potential transaction, adjusted for the €1.30 dividend distribution on July 11, 2008) and July 31, 2008, respectively.

SunGard’s offer is structured as the acquisition of (i) 100% of Financière Montmartre S.A., a holding company 100%-owned by the Main Shareholders which holds 5,299,998 shares of GL TRADE, and (ii) 900,032 shares of GL TRADE directly held by the Main Shareholders.

GL TRADE will launch the information and consultation process of GL TRADE’s workers’ committee in relation to SunGard’s proposal pursuant to Article L. 2323-19 of the French Labor code. The Main Shareholders, should they accept SunGard’s offer, would execute the transaction documentation after completion of that process. The transaction would also be subject to clearance by the relevant competition authorities. Closing is expected during the fourth quarter of the year.

In accordance with the AMF General Regulation (“règlement général de l’AMF”) and immediately following completion of the transaction, SunGard intends to launch an all-cash tender offer under the simplified procedure (“offre publique d’achat, procédure simplifiée”) for the remainder of GL TRADE’s share capital at the same price of €41.70 per GL TRADE share. SunGard has arranged financing for the transaction.

SunGard and the Main Shareholders believe that the transaction would contribute to SunGard and GL TRADE’s global growth strategies and would benefit customers of both companies. The product fit is complementary, and GL

TRADE’s strengths particularly in trading solutions and market connectivity products in Europe and Asia would complement SunGard’s positions in North America in this space.

Pierre Gatignol, executive chairman of GL TRADE, commented: “NYSE Euronext has supported our strategy and been a fair partner for the last fifteen years. With the current consolidation of the exchange industry, GL TRADE would be better positioned to pursue its strategic objectives and serve its customers as part of SunGard, particularly given SunGard’s footprint in North America. This proposed project and the fair value of our work would reward 20 years of dedication to our clients”.

Harold Finders, division chief executive officer of SunGard’s Financial Systems business, said: “GL TRADE has great products and connectivity, a highly complementary geographic reach and an excellent international management team. GL TRADE plays a vital role in the trading and administration of securities globally, and the credit for that belongs to its employees. We look forward to working together.”

Lehman Brothers is acting as financial advisor to SunGard in this transaction along with Goldman Sachs, and Morgan Stanley is acting as financial advisor to the Main Shareholders.

About GL TRADE

GL TRADE delivers trading solutions that ensure its clients’ success. GL TRADE is a global financial software solutions company, operating in over 50 countries and serving 1,600 clients. GL TRADE is a leading provider of multi-asset front to back solutions, connectivity and information services. Headquartered in Paris and London, GL TRADE employs more than 1,400 people. GL TRADE is listed on Euronext Paris (ISIN FR 0000072084). Visit GL TRADE at www.gltrade.com.

About SunGard

With annual revenue of $5 billion, SunGard is a global leader in software and processing solutions for financial services, higher education and the public sector. SunGard also helps information-dependent enterprises of all types to ensure the continuity of their business. SunGard serves more than 25,000 customers in more than 50 countries, including the world’s 50 largest financial services companies. Visit SunGard at www.sungard.com.

Trademark Information: SunGard and the SunGard logo are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

SunGard’s “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995: Statements in this release other than historical facts constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We may not be able to complete the proposed transaction on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including the failure to obtain regulatory approvals. The factors that may affect our business or future financial results are discussed in our filings with the Securities and Exchange Commission, copies of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.